UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 2, 2013

Mopals.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Richmond Street East, Suite 200
Toronto, Ontario, CANADA, M5A 1P5
 (Address of principal executive offices)(Zip Code)

416-362-4888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into A Material Definitive Agreement

On December 2, 2013, Mopals.com, Inc. (the “Company”), entered into stock purchase agreements (the “Stock Purchase Agreements”) with four purchasers (the “Purchasers”), pursuant to which the Company issued an aggregate of 2,000,000 shares (the “SPA Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a price of $0.25 per share, for aggregate proceeds to the Company of $500,000.

The foregoing description of the terms of the Stock Purchase Agreements are qualified in their entirety by reference to the Form of Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”), which is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Items 1.01 of this Report regarding the issuance of 2,000,000 shares of Common Stock to the Purchasers, which disclosure is incorporated herein by reference to this Item 3.02.

Reference is made to the disclosure set forth under Items 5.02 of this Report regarding the issuance of options to purchase 900,000 shares of Common Stock, which disclosure is incorporated herein by reference to this Item 3.02.

The above issuance of shares are exempt from registration, pursuant to Section 4(2) of the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2013, the board of directors (the “Board”) of the Company appointed Steve Gupta as a member of the Board.

Steve Gupta, 54, Director

Steve Gupta, President and Chief Executive Officer of the Easton’s Group of Hotels, is an outstanding developer in the hotel industry, he has been building hotels from the ground up for almost three decades. He has been the President and CEO of The Easton Group of Hotels for the past 35 years. His current portfolio contains Thirteen hotels operating in the Toronto and surroundings area, Mr. Gupta is a leader in introducing upscale focused brands and new concepts to the hotel market, making an extraordinary common place for his guests.  He opened Canada’s first Marriott Fairfield Inn & Suites, as well as the admired Courtyard Marriott Brampton Hotel and Conference Centre and the coveted Hilton Garden Inn and Toscana Convention Centre in Vaughan. Each of these conference centres has set new standards in the Banquet and Catering industry with its lavish banquet facilities and renowned service.  In 2009, despite the questionable state of the economy, Mr Gupta persevered and opened three new Hilton Garden Inns in the GTA Area. Each of these hotels has raised the bar in the focused service hotel segment. In 2009, Mr. Gupta was awarded the Developer of the Year Award from Hilton, and the Outstanding Contribution to the Marriott Brand from Marriott. He is also the recipient of the prestigious Ernst & Young Entrepreneur of the Year Award and Royal Bank of Canada Top 25 immigrant of the year.

Mr. Gupta qualifications to serve on our board of directors include his extensive business and corporate experience and relationships.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company, and any person contemplated to become such.

Related Party Transactions

Reference is made to the disclosure set forth under Items 1.01 of this Report regarding the issuance of 2,000,000 shares of Common Stock to the Purchasers for an aggregate of $500,000, which disclosure is incorporated herein by reference to this Item 5.02. The Purchasers include Steve Gupta, and three members of Mr. Gupta’s family.

Director Agreements

On December 2, 2013, the Company entered into a director agreement (the “Director Agreement”) with Steve Gupta for a term of three years, to be renewed upon mutual agreement of the parties. Pursuant to the Director Agreement, Mr. Gupta will receive compensation of $30,000 annually, to be increased to $50,000 annually after the first year.  The Company has also agreed to issue to Mr. Gupta options to purchase shares of the Company’s common stock, to vest immediately, in the following installments: (1) options to purchase 300,000 shares of Common Stock at a price of $0.25, per share, to be granted on the date of the Director Agreement; (2) options to purchase 300,000 shares of Common Stock at a price of $0.35, per share, to be granted one year following the date of the Director Agreement; and (3) options to purchase 300,000 shares of Common Stock at a price of $0.45, per share, to be granted two years following the date of the Director Agreement.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Form of Stock Purchase Agreement, dated December 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Mopals.com, Inc.

By:	/s/ Alex Haditaghi
Alex Haditaghi
President and Chief Executive Officer

Dated: December 3, 2013